[VALASSIS LETTERHEAD]

EXHIBIT 5.1

Valassis Communications, Inc.	December 14, 2010
19975 Victor Parkway
Livonia, Michigan 48152

Re:

952,032 shares of common stock, $0.01 par value per share (the “Common

Stock”), reserved for issuance pursuant to the Valassis Communications, Inc.

2008 Omnibus Incentive Compensation Plan (the “Plan”)

Ladies and Gentlemen:

I am General Counsel and Senior Vice President, Administration to Valassis Communications, Inc. (the “Company”) and am delivering this opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to 952,032 shares of Common Stock issuable pursuant to the Plan (the “Shares”).

In arriving at the opinion expressed below, I, or attorneys under my supervision, have examined the Registration Statement and the Plan. In addition, I have examined and relied, to the extent I deemed proper, on certificates of officers of the Company as to factual matters, certificates of public officials and other persons and on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other documents, instruments and certificates as I have deemed necessary to enable me to express the opinion hereinafter set forth. In my examination, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, and the genuineness of all signatures on documents reviewed by me and the legal capacity of natural persons.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when and to the extent issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United Sates and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and I express no opinion herein as to the laws of any other jurisdiction.

I hereby consent to all references to myself in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Todd L. Wiseley, Esq.

Todd L. Wiseley, Esq.
General Counsel and Senior Vice President, Administration